Exhibit 2(b)


                            AMENDMENT TO THE BY-LAWS
                                       OF
                          LEGG MASON VALUE TRUST, INC.
                         (Effective February 19, 1992)


Upon recommendation of the Board of Directors of Legg Mason Value Trust, Inc. ("Corporation") and the affirmative vote of a majority of the outstanding shares of the Corporation, as defined by the Investment Company Act of 1940, as amended, the Corporation's By-laws are hereby amended as follows:

         1.       Article IX of the Corporation's By-laws is hereby repealed.

         2. Article X, Section X.2. is hereby amended to provide in its entirety:

                  Section 11.02.  Amendment By Stockholders Only.
                                  -------------------------------

                  (a) No amendment of any Article of these By-laws shall be made except by the stockholders of the Corporation if the By-laws provide that such Article may not be amended, altered or repealed except by the stockholders.

                  (b) From and after the issue of any shares of the capital stock of the Corporation, no amendment of this Article IX shall be made except by the stockholders of the Corporation.